Exhibit 5.1

March 28, 2017

Sutherland Asset Management Corporation
1140 Avenue of the Americas, 7th Floor
New York,  NY 10036
(212) 257-4600

Ladies and Gentlemen:

We have acted as counsel to Sutherland Asset Management Corporation (the “Company”) in connection with the offer and sale by the Company of 1,643,570 shares (the “Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”), pursuant to its 2012 Equity Incentive Plan (the “Plan”). The Common Stock is being sold pursuant to the Company's Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law as we have deemed necessary, we are of the opinion that the Shares have been duly and validly authorized and, when issued and sold in the manner contemplated by the Registration Statement and the Plan, will be legally issued, fully paid and non assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Clifford Chance US LLP